Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

This description of our common stock, $0.01 par value per share (the “common stock”), our 7.625% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and our 6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock” and, together with the Series B Preferred Stock, the “Registered Preferred Stock) does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our restated articles of incorporation, effective June 2, 2014 and as amended through February 18, 2020 (the “articles of incorporation”), our bylaws and Virginia law. Our articles of incorporation and our bylaws are included as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

References to “us,” “our” and “we” mean Dynex Capital, Inc. excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized Shares

Our articles of incorporation currently authorize a total of 140,000,000 shares of capital stock, consisting of 90,000,000 shares of common stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “preferred stock”). There are up to 7,000,000 shares of Series B Preferred Stock and up to 6,600,000 shares of Series C Preferred Stock designated under our articles of incorporation. We redeemed all of the outstanding shares of our Series B Preferred Stock on February 15, 2021.

Restrictions on Ownership and Transfer

Two of the requirements of qualification for the tax benefits accorded by the real estate investment trust (“REIT”) provisions of the Internal Revenue Code of 1986, as amended (the “Code”) are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares of our capital stock may be owned directly or indirectly by five or fewer individuals, and (2) there must be at least 100 shareholders on 335 days of each taxable year of 12 months.

To assist us in meeting these requirements and qualifying as a REIT, our articles of incorporation prohibit anyone from owning in the aggregate, directly or indirectly, more than 9.8% of the outstanding shares of our capital stock, unless our Board of Directors waives this limitation (the “Ownership Limit”). For this purpose, “ownership” includes constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code, as well as shares beneficially owned under the provisions of Rule 13d-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person. All shares of our capital stock which any person or persons acting as a group have the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into shares of capital stock, will be considered outstanding for purposes of determining the applicable Ownership Limit if such inclusion will cause such person or persons acting as a group to own more than such applicable Ownership Limit.

To determine whether a person holds or would hold capital stock in excess of the Ownership Limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the Ownership Limit.

Any acquisition of shares of capital stock that could or would (i) cause us to be disqualified as a REIT, (ii) result in the imposition of a penalty tax (a “Penalty Tax”) on us (including the imposition of an entity-level tax on one or more real estate mortgage investment conduits (“REMICs”) in which we have acquired or plan to acquire an interest) or (iii) endanger the tax status of one or more REMICs in which we have acquired or plan to acquire an interest will be null and void to the fullest extent permitted by law, and the intended transferee (the “purported transferee”) will be deemed never to have had an interest in such shares. If the prior sentence is held void or invalid by virtue of any legal decision, statute, rule or regulation, then the purported transferee of those shares will be deemed, at our option, to have acted as agent on our behalf in acquiring those shares and to hold those shares on our behalf.

Shares which, but for the provisions of Article VI of our articles of incorporation, would be owned by a person or persons acting as a group and would, at any time, be in excess of the Ownership Limit will be “Excess Shares.” At the discretion of the Board of Directors, all Excess Shares may be redeemed by us. We will provide written notice of redemption to the holder of the Excess Shares not less than one week prior to the redemption date (the “Redemption Date”) determined by the Board of Directors and included in the notice of redemption. The redemption price to be paid for Excess Shares will be equal to (a) the closing price of those shares on the principal national securities exchange on which the shares are listed or admitted to trading on the last business day prior to the Redemption Date, or (b) if the shares are not so listed or admitted to trading, the closing bid price on the last business day prior to the Redemption Date as reported on the NASD System, if quoted thereon, or (c) if the redemption price is not determinable in accordance with either clause (a) or (b) of this sentence, the net asset value of the shares determined in good faith by the Board of Directors and in accordance with the Virginia Stock Corporation Act. From and after the Redemption Date, the holder of any shares of our capital stock called for redemption will cease to be entitled to any distributions and other benefits with respect to those shares, except the right to payment of the redemption price.

In addition, whenever our Board of Directors deems it to be prudent in avoiding (i) the imposition of a Penalty Tax on us (including the imposition of an entity-level tax on one or more REMICs in which we have acquired or plan to acquire an interest) or (ii) the endangerment of the tax status of one or more REMICs in which we have acquired or plan to acquire an interest, we may redeem shares of our capital stock in the manner described in the foregoing paragraph.

Whenever our Board of Directors deems it to be prudent in protecting our tax status, the Board of Directors may require to be filed with us a statement or affidavit from each proposed transferee of shares of our capital stock setting forth the number of such shares already owned by the transferee and any related person(s). Any contract for the sale or other transfer of shares of our capital stock will be subject to this provision. Prior to any transfer or transaction that would cause a shareholder to own, directly or indirectly, shares in excess of the Ownership Limit, and in any event upon demand of our Board of Directors, such shareholder must file with us an affidavit setting forth the number of shares of our capital stock owned by it directly or indirectly, including both constructive and beneficial ownership. The affidavit must set forth all information required to be reported in returns filed by shareholders under Treasury Regulation § 1.857-9 issued under the Code or similar provisions of any successor regulation, and in reports to be filed under Section 13(d), or any successor rule thereto, of the Exchange Act. The affidavit must be filed with us within ten days after demand therefor and at least fifteen days prior to any transfer or transaction which, if consummated, would cause the filing person to hold a number of shares of our capital stock in excess of the Ownership Limit. The Board of Directors has the right, but is not required, to refuse to transfer any shares of our capital stock purportedly transferred if, as a result of the proposed transfer, any person or persons acting as a group would hold or be deemed to hold Excess Shares.

In addition, whenever our Board of Directors deems it to be prudent in avoiding (i) the imposition of a Penalty Tax on us (including the imposition of an entity-level tax on one or more REMICs in which we have acquired or plan to acquire an interest) or (ii) the endangerment of the tax status of one or more REMICs in which we have acquired or plan to acquire an interest, the Board of Directors may require to be filed with us a statement or affidavit from any holder or proposed transferee of our capital stock stating whether the holder or proposed transferee is a tax-exempt organization or a pass-through entity. Any contract for the sale or other transfer of shares of our capital stock will be subject to this provision. The Board of Directors has the right, but is not required, to refuse to transfer any shares of our capital stock purportedly transferred, if either (a) a statement or affidavit requested as described in this paragraph has not been received, or (b) the proposed transferee is a tax-exempt organization or pass-through entity.

Our Board of Directors may take any and all other action as it in its sole discretion deems necessary or advisable to protect us and the interests of our shareholders by (i) maintaining our eligibility to be, and preserving our status as, a REIT, (ii) avoiding the imposition of a Penalty Tax and (iii) avoiding the endangerment of the tax status of one or more REMICs in which we have acquired or plan to acquire an interest. The Board of Directors in its discretion may exempt from the Ownership Limit and from the affidavit filing requirements described above ownership or transfers of certain designated shares of our capital stock while owned by or transferred to a person who has provided the Board of Directors with acceptable evidence and assurances that our REIT status would not be jeopardized thereby. The Ownership Limit will not apply to the acquisition of shares of our capital stock by an underwriter in a public offering of those shares or in any transaction involving the issuance of shares of capital stock by us in which the Board of Directors determines that the underwriter or other person initially acquiring those shares will timely distribute those shares to or among others so that, following such distribution, none of those shares will be deemed to be Excess Shares.

The provisions described above may inhibit market activity, and may delay, defer or prevent a change in control or other transaction and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock. None of the provisions of our articles of incorporation may preclude settlement of any transaction entered into or through the facilities of the New York Stock Exchange or any other exchange on which our common stock may be listed from time to time.

Liability of Shareholders

Under the Virginia Stock Corporation Act, shareholders generally are not liable for a corporation’s debts or obligations.

DESCRIPTION OF OUR COMMON STOCK

Authorized Shares

Our articles of incorporation currently authorize 90,000,000 shares of common stock.

Dividend Rights

Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding the restrictions on the ownership and transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of ours, including the preferential rights on dissolution of any class or classes of preferred stock.

Voting Rights

Subject to the provisions of our articles of incorporation regarding the restrictions on the ownership and transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our Board of Directors. Under our “majority vote” standard for uncontested director elections, with respect to each nominee, votes may be cast for or against, or a holder may abstain from voting. If a quorum is present, in order for a nominee to be elected in an uncontested election, the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election.

Under the Virginia Stock Corporation Act, a Virginia corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of more than two-thirds of all votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes cast) is specified in its articles of incorporation. Our articles of incorporation provide that, except as otherwise required or authorized by the Virginia Stock Corporation Act or our articles of incorporation, the vote required to approve an amendment or restatement of our articles of incorporation will be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment, other than in the case of an amendment or restatement that amends or affects: (i) the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, sale of all or substantially all of our assets or our dissolution, or (ii) the provisions addressing the ownership of Excess Shares in our articles of incorporation.

Other Rights

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our articles of incorporation regarding the restrictions on the ownership and transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

DESCRIPTION OF OUR OUTSTANDING PREFERRED STOCK

Authorized Shares

Our articles of incorporation currently authorize 50,000,000 shares of preferred stock. There are up to 7,000,000 shares of Series B Preferred Stock and up to 6,600,000 shares of Series C Preferred Stock designated under our articles of incorporation. We redeemed all of the outstanding shares of our Series B Preferred Stock on February 15, 2021. The following description, as it relates to our Series B Preferred Stock, describes the Series B Preferred Stock as of December 31, 2020.

We may issue additional shares of either Series B Preferred Stock or Series C Preferred Stock ranking equally and ratably with the outstanding shares of the applicable series of Registered Preferred Stock in all respects. Any additional shares of Registered Preferred Stock would form a single series with the applicable series of Registered Preferred Stock and would have the same terms.

Maturity

Neither series of Registered Preferred Stock has a stated maturity and neither series is subject to any sinking fund or mandatory redemption. Shares of the Registered Preferred Stock will remain outstanding indefinitely unless we decide to redeem or repurchase them or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Registered Preferred Stock.

Ranking

Each series of Registered Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)    senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)    on a parity with the other series of Registered Preferred Stock and all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Registered Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)    junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Registered Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “—Voting Rights” below); and

(4)    junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock), including under our repurchase agreements, and effectively junior to the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends

Holders of shares of the Registered Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends: (i) with respect to the Series B Preferred Stock, at the rate of 7.625% of the $25.00 per share liquidation preference per year (equivalent to $1.90625 per year per share), and (ii) with respect to the Series C Preferred Stock, initially fixed from the original issuance date to, but not including, April 15, 2025 (the “Fixed Rate Period”), at the rate of 6.900% of the $25.00 per share of Series C Preferred Stock per year (equivalent to $1.725 per year per share), and on and after April 15, 2025 (the “Floating Rate Period”), at a percentage of the $25.00 liquidation preference per share of Series C Preferred Stock equal to an annual floating rate of the Three-Month LIBOR Rate (as defined below) plus a spread of 5.461%.

Dividends on the Registered Preferred Stock accrue daily and are cumulative from, and including, the date of original issue and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in our articles of incorporation, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Registered Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Registered Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”).

With respect to the Series C Preferred Stock, for each dividend period during the Floating Rate Period, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) will be determined by us or a third party independent financial institution of national standing with experience providing such services, which has been selected by us (“Calculation Agent”), as of the applicable Dividend Determination Date (as defined below), in accordance with the following provisions:

•LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date (as defined below); or

•if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m.(London time) on the relevant Dividend Determination Date, then we will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for three-month deposits in U.S. dollars, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally-recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally-recognized European banks (as selected by us), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent has not been appointed at such time, we will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates or display page, shall determine LIBOR for the second London Business Day immediately preceding the first day of such distribution period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current Dividend Period, or, in the case of the first Dividend Period in the Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Dividend Period in the Floating Rate Period.

Notwithstanding the foregoing, if we determine on the relevant Dividend Determination Date that LIBOR has been discontinued, then we will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the Dividend Determination Date and any method for obtaining the substitute or successor base rate or spread thereon if such rate is unavailable on the relevant business day (as defined below), in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with us, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable Dividend Period.
The following definitions apply to the preceding two paragraphs:

•“Dividend Determination Date” means the London Business Day immediately preceding the first date of the applicable Dividend Period;

•“Dividend Period” means the period from, and including, a dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial Dividend Period, which will be the period from, and including, the Original Issue Date of the Series C Preferred Stock to, but excluding, April 15, 2020;

•“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market;

•“Original Issue Date” means February 21, 2020; and

•“business day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

No dividends on shares of Registered Preferred Stock shall be authorized by our Board of Directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Registered Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Registered Preferred Stock which may be in arrears, and holders of the Registered Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Registered Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and Registered Preferred Stock will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code and our ability to use our tax net operating loss carryforward, any debt service requirements and any other factors our Board of Directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on the Registered Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Registered Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Registered Preferred Stock as to dividends or upon liquidation. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Registered Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Registered Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Registered Preferred Stock as to dividends and upon liquidation, for the surrender of shares of our common stock to us to satisfy tax withholding or similar obligations in connection with restricted stock granted under an equity compensation or incentive plan and for transfers made pursuant to the provisions of our articles of incorporation relating to restrictions on the ownership and transfer of our capital stock).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Registered Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to dividends with the Registered Preferred Stock, all dividends declared upon the Registered Preferred Stock and any other series of preferred stock that we may issue ranking on a parity that we may issue as to dividends with the Registered Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Registered Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Registered Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Registered Preferred Stock which may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Registered Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Registered Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock we may issue that ranks junior to the Registered Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Registered Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Registered Preferred Stock in the distribution of assets, then the holders of the Registered Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Registered Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Registered Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).

Redemption

The Registered Preferred Stock may be redeemed by us at our option under the circumstances described below. In addition, as provided in our articles of incorporation, we may purchase or redeem shares of the Registered Preferred Stock in order to preserve our qualification as a REIT, or, in accordance with our articles of incorporation, to avoid the direct or indirect imposition of a penalty tax in respect of, or protect the tax status of, any of our REMIC interests. Please see the section above entitled “—Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Optional Redemption. We may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Registered Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If we elect to redeem any shares of Registered Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source. The Series B Preferred Stock became redeemable at our option on April 30, 2018. We may not elect to optionally redeem the Series C Preferred Stock prior to April 15, 2025.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Registered Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Registered Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of Registered Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “—Conversion Rights” with respect to the shares called for redemption. If we elect to redeem any shares of the Registered Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

A “Change of Control” is deemed to occur when, after the original issuance of the applicable series of Registered Preferred Stock, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

Redemption Procedures. In the event we elect to redeem shares of Registered Preferred Stock, the notice of redemption will be mailed to each holder of record of shares of Registered Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:

•the redemption date;

•the number of shares of Registered Preferred Stock to be redeemed;

•the redemption price;

•the place or places where certificates (if any) for the Registered Preferred Stock are to be surrendered for payment of the redemption price;

•that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”;

•if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•if such redemption is being made in connection with a Change of Control, that the holders of the shares of Registered Preferred Stock being so called for redemption will not be able to tender such shares of Registered Preferred Stock for conversion in connection with the Change of Control and that each share of Registered Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the shares of a series of Registered Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of the applicable series of Registered Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Registered Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Registered Preferred Stock to be redeemed shall surrender the applicable Registered Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Registered Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Registered Preferred Stock so called for redemption, then from and after the redemption date (unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Registered Preferred Stock, those shares of Registered Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends thereon, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding shares of a series of Registered Preferred Stock is to be redeemed, the shares of the applicable series of Registered Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares).

Immediately prior to any redemption of Registered Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Registered Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Registered Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of a series of Registered Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of a series of Registered Preferred Stock shall be redeemed unless all outstanding shares of the applicable series of Registered Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of the applicable series of Registered Preferred Stock (except by exchanging it for our capital stock ranking junior to the applicable series of Registered Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase, redemption or acquisition by us of shares of the applicable series of Registered Preferred Stock to preserve our REIT status or, in accordance with our articles of incorporation, avoid the direct or indirect imposition of a penalty tax in respect of, or protect the tax status of, any of our REMIC interests or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the applicable series of Registered Preferred Stock.

Subject to applicable law, we may purchase shares of Registered Preferred Stock in the open market, by tender or by private agreement. Any shares of Registered Preferred Stock that we acquire may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Registered Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Registered Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Registered Preferred Stock that are not called for redemption) to convert some or all of the Registered Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Registered Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Registered Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Registered Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and

•(i) with respect to the Series B Preferred Stock, 1.5858, and, (ii) with respect to the Series C Preferred Stock, 2.63852(each such number, a “Share Cap”), subject to certain adjustments as described below.

Anything in our articles of incorporation to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Registered Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Registered Preferred Stock to be converted.

Each Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right with regard to a particular series of Registered Preferred Stock will not exceed the product of (i) the number of outstanding shares of the applicable series of Registered Preferred Stock and (ii) the applicable Share Cap (such product, the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Registered Preferred Stock will receive upon conversion of such Registered Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

We will not issue fractional shares of our common stock upon the conversion of the Registered Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of both series of Registered Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of a series of Registered Preferred Stock that is not being fully redeemed a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•the events constituting the Change of Control;

•the date of the Change of Control;

•the last date on which the holders of the applicable series of Registered Preferred Stock may exercise their Change of Control Conversion Right;

•the method and period for calculating the Common Stock Price;

•the Change of Control Conversion Date;

•that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of the applicable series of Registered Preferred Stock, holders will not be able to convert the shares of such series called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of the applicable series of Registered Preferred Stock;

•the name and address of the paying agent, transfer agent and conversion agent for the applicable series of Registered Preferred Stock;

•the procedures that the holders of the applicable series of Registered Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

•the last date on which holders of the applicable series of Registered Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the applicable series of Registered Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Registered Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Registered Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Registered Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Registered Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•the relevant Change of Control Conversion Date;

•the number of shares of Registered Preferred Stock to be converted; and

•that the Registered Preferred Stock is to be converted pursuant to the applicable provisions of the applicable series of Registered Preferred Stock.

The “Change of Control Conversion Date” is the date the applicable series of Registered Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the applicable series of Registered Preferred Stock.

The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal United States securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a United States securities exchange.

Holders of Registered Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•the number of withdrawn shares of Registered Preferred Stock;

•if certificated Registered Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Registered Preferred Stock; and

•the number of shares of Registered Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any shares of Registered Preferred Stock are held in book-entry form through The Depository Trust Company or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

Registered Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Registered Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of Registered Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Registered Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Registered Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.

We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Registered Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Registered Preferred Stock, no holder of Registered Preferred Stock will be entitled to convert such Registered Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our articles of incorporation and our articles of incorporation, unless we provide an exemption from this limitation to such holder. Please see the section entitled “—Restrictions on Ownership and Transfer” below and “Description of Our Capital Stock—Restrictions On Ownership and Transfer” above.

The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us.

Except as provided above in connection with a Change of Control, the Registered Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of the Registered Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law.

Whenever dividends on any shares of either series of Registered Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock – including the other series of Registered Preferred Stock – we may issue upon which similar voting rights have been conferred and are exercisable and with which the holders of the applicable series of Registered Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of such series of Registered Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which similar voting rights have been conferred and are exercisable (including the other series of Registered Preferred Stock, if applicable) and which are entitled to vote as a class with the applicable series of Registered Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of either (i) the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock, (ii) the holders of record of at least 25% of the outstanding shares of Series C Preferred Stock, or (iii) by the holders of any other class or series of preferred stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the holders of the Registered Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accumulated on the applicable series of Registered Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the applicable series of Registered Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which similar voting rights have been conferred and are exercisable, any directors elected by holders of the applicable series of Registered Preferred Stock shall immediately resign and the number of directors constituting the Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of a series of Registered Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the applicable series of Registered Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.

If a special meeting is not called by us within 30 days after request from the holders of a series of Registered Preferred Stock as described above, then the holders of record of at least 25% of the shares outstanding of such series may designate a holder to call the meeting at our expense.

On each matter on which holders of a series of Registered Preferred Stock are entitled to vote, each share of such series of Registered Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the a series of Registered Preferred Stock as a single class on any matter, the applicable series of Registered Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

So long as any shares of a series of Registered Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Registered Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a voting group with all series of parity preferred stock that we may issue upon which similar voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Registered Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Registered Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Registered Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Registered Preferred Stock; provided, further that if an Event set forth in (b) above affects materially and adversely any right, preference, privilege or voting power of either series of Registered Preferred Stock but not all of the series of our preferred stock that we may issue upon which similar voting rights have been conferred and are exercisable, the vote or consent that is required will be the vote or consent of the holders of at least two-thirds of the outstanding shares of the affected series of Registered Preferred Stock and all such other series so affected (voting together as a single voting group); and, provided further, that any increase in the amount of the authorized preferred stock, including either series of Registered Preferred Stock, or the creation or issuance of any additional shares of common stock or either series of Registered Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Registered Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply to a series of Registered Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of that series of Registered Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in our articles of incorporation or as may be required by applicable law, the Registered Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Registered Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Registered Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Registered Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of Registered Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Restrictions on Ownership and Transfer

Please see the section entitled “Description of Our Capital Stock—Restrictions On Ownership and Transfer” above.

In addition to the restrictions on ownership and transfer of the Registered Preferred Stock discussed in such section, no holder of Registered Preferred Stock will be entitled to convert the Registered Preferred Stock into our common stock upon a Change of Control to the extent that receipt of our common stock would cause the holder to exceed the Ownership Limit, unless our Board of Directors waives this limitation.

Preemptive Rights

No holders of Registered Preferred Stock will, as holders of Registered Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or our any other security.